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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 24, 2001

                               CALPINE CORPORATION

                            (A DELAWARE CORPORATION)

                        COMMISSION FILE NUMBER: 001-12079

                  I.R.S. EMPLOYER IDENTIFICATION NO. 77-0212977

                           50 WEST SAN FERNANDO STREET

                           SAN JOSE, CALIFORNIA 95113

                            TELEPHONE: (408) 995-5115

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ITEM 5. OTHER EVENTS

On December 24, 2001, Calpine Corporation confirmed that the Bankruptcy Court for the Northern District of California approved on December 21 an order which authorized Pacific Gas and Electric Company (PG&E) to pay all of its outstanding payables owed to Calpine Corporation's qualifying facility (QF) affiliates for power deliveries made to PG&E during the period of December 1, 2000 through April 6, 2001. PG&E owes Calpine approximately $265 million, plus interest.
The Company also announced a separate pending transaction to sell this receivable.

On January 3, 2002, Calpine Corporation announced that it has sold an additional $200 million of 4% convertible senior notes due 2006 in a private placement under Rule 144A pursuant to an exercise by the initial purchaser of its option to acquire additional convertible senior notes. These securities will be convertible into shares of Calpine common stock at a price of $18.07, which represents a 23% conversion premium on the December 19, 2001 New York Stock Exchange closing price of $14.69 per Calpine common share. The Company also announced its purchase of an additional $59 million of zero coupon convertible debentures.

On January 16, 2002, following a comprehensive review of its power plant development program, Calpine Corporation announced that it has adopted a revised capital expenditure program. As a result of the nationwide economic slowdown, the industry experienced lower industrial demand during 2001 which, along with unusually mild weather, reduced prices for power. In light of these factors, the company now anticipates that 2001 earnings--(before deduction of non-recurring merger costs in connection with the Encal Energy Ltd. pooling-of-interests transaction) and Earnings Before Interest, Tax, Depreciation and Amortization, as adjusted (EBITDA, as adjusted)--will be approximately $1.95 per share and $1.6 billion, respectively. The company is also updating its estimates for earnings per share and EBITDA, as adjusted, in 2002 to approximately $1.70 and $2 billion, respectively.



ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

99.0 Press release dated December 24, 2001.

99.1 Press release dated January 3, 2002

99.2 Press release dated January 16, 2002.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               CALPINE CORPORATION


                          By:  /s/ Charles B. Clark, Jr.
                               ------------------------------------
                               Charles B. Clark, Jr.
                               Senior Vice President and Controller
                               Chief Accounting Officer



Date: January 16, 2002


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                                  Exhibit Index

EXHIBIT NO.      DESCRIPTION
-----------      -----------

   99.0          Press release dated December 24, 2001.

   99.1          Press release dated January 3, 2002.

   99.2          Press release dated January 16, 2002.